EXHIBIT 23




                          INDEPENDENT AUDITOR'S REPORT



We consent to the incorporation by reference in Registration Statements No. 333-06659 and No. 333-19315 of Fine Host Corporation on Form S-8 of our report dated February 28, 1997, appearing in this Annual Report on Form 10-K of Fine Host Corporation for the year ended December 25, 1996.




 Deloitte & Touche, L.L.P.

New York, New York
March 24, 1997




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